UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Carrier Access Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on September 27, 2007

To the Stockholders of Carrier Access Corporation:

Notice is hereby given that a special meeting of Stockholders (the “Special Meeting”) of Carrier Access Corporation, a Delaware corporation (the “Company”), will be held on September 27, 2007, at 8:30 a.m., Mountain Time, at the Carrier Access headquarters, 5395 Pearl Parkway, Boulder, Colorado 80301, for the following purposes:

1.	To amend the Company’s 1998 Stock Incentive Plan to allow the administrator of the 1998 Stock Incentive Plan to implement an exchange program thereunder and to clarify and expand the administrator’s power and authorities thereunder; and

2.	To transact such other business as may properly come before the Special meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Special Meeting. Only holders of record of the Company’s common stock at the close of business on August 23, 2007, the record date, are entitled to vote on the matters listed in this Notice of Special Meeting.

All stockholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, please vote as soon as possible by mailing a completed, signed, and dated proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. For further details, please see the section entitled “Proxies and Voting Procedures” on page two of the accompanying Proxy Statement. Any stockholder attending the Special Meeting may vote in person even if he or she has previously voted using the proxy card.

By Order of the Board of Directors

of Carrier Access Corporation

/s/ KEVIN KUZNICKI
Kevin Kuznicki
Secretary

Boulder, Colorado

August 29, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE,

SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE

AS PROMPTLY AS POSSIBLE

CARRIER ACCESS CORPORATION

5395 Pearl Parkway, Boulder, CO 80301

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

Page
Procedural and Other Matters	1
General	1
Stockholders Entitled to Vote and Record Date	1
Quorum and Required Vote	1
Proxies and Voting Procedures	1
Expenses of Solicitation	2
Procedure for Submitting Stockholder Proposals	2
Multiple Copies of Proxy Statement to Stockholders	3

Recommending Candidates for Election to the Board of Directors	4

Proposal One—To amend the Company’s 1998 Stock Incentive Plan to allow the administrator of the 1998 Stock Incentive Plan to implement an exchange program thereunder and to clarify and expand the administrator’s power and authorities thereunder	5

Executive Compensation	12
Compensation Discussion and Analysis	12
2006 Summary Compensation Table	18
Grants of Plan Based Awards in 2006	18
Outstanding Equity Awards at 2006 Fiscal Year End	19
2006 Option Exercises and Stock Vested	19
Potential Payments upon Termination or Change in Control	19
Director Compensation	21
Equity Compensation Plan Information	23
Executive Compensation

Security Ownership of Principal Stockholders and Management	23

Compensation Committee Interlocks and Insider Participation	24

Compensation Committee Report	25

Other Matters	25

CARRIER ACCESS CORPORATION

5395 Pearl Parkway, Boulder Colorado 80301

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

PROCEDURAL AND OTHER MATTERS

General

This Proxy Statement (the “Proxy Statement”) is being furnished to the holders of common stock, par value $0.001 per share (the “Common Stock”), of Carrier Access Corporation, a Delaware corporation (“Carrier Access” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Special Meeting of Stockholders to be held on September 27, 2007 at 8:30 a.m., local time, and at any adjournment or postponement thereof (the “Special Meeting”), for the purpose of considering and acting upon the matters set forth herein. The Special Meeting will be held at the Carrier Access headquarters, 5395 Pearl Parkway, Boulder, Colorado 80301. The telephone number at Carrier Access is 303-442-5455.

This Proxy Statement and the accompanying form of proxy card are first being mailed on or about August 29, 2007, to all stockholders entitled to vote at the Special Meeting.

Stockholders Entitled to Vote and Record Date

Stockholders of record at the close of business on August 23, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock they held as of the Record Date on all matters properly submitted for the vote of stockholders at the Special Meeting. As of the Record Date, there were              shares of the Company’s Common Stock outstanding and entitled to be voted at the Special Meeting. No shares of preferred stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s Common Stock, see “Security Ownership of Principal Stockholders and Management.”

Quorum and Required Vote

The presence of the holders of a majority of the shares of Common Stock entitled to vote generally at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Special Meeting or (2) have properly submitted a proxy card.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. An abstaining vote is deemed to be a “vote cast” and has the same effect as a vote cast against approval of a proposal requiring approval by a majority of the votes cast. However, broker “non-votes” are not deemed to be “votes cast.” As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is required to amend the Company’s 1998 Stock Incentive Plan to allow the administrator of the 1998 Stock Incentive Plan (the “Administrator”) to implement an exchange program thereunder and to clarify and expand the Administrator’s power and authorities thereunder (Proposal One). Abstentions are deemed to be “votes cast,” and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast, and therefore are not included in the tabulation of the voting results on this proposal.

Proxies and Voting Procedures

Voting by proxy card

All shares entitled to vote and represented by properly executed proxy cards received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies on the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Special Meeting.

Voting by attending the meeting

A stockholder may vote his or her shares in person at the Special Meeting. A stockholder planning to attend the Special Meeting should bring proof of identification for entrance to the Special Meeting. If a stockholder attends the Special Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by mail from the stockholder will be superseded by the vote that such stockholder casts at the Special Meeting.

Changing vote; revocability of proxy

Any proxy card given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Special Meeting. A proxy card may be revoked by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent so as to be delivered to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Corporate Secretary.

Expenses of Solicitation

The Company will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, electronic mail, telegram, letter, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services, if retained, will not be significant.

Procedure for Submitting Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials

Stockholders may present proper proposals for inclusion in the Company’s proxy statement and form of proxy card and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company’s proxy materials for the 2008 Annual Meeting, stockholder proposals must be received by the Secretary of the Company no later than December 25, 2007, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting or a special meeting

In addition, the Company’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board and/or its Corporate Governance and Nominating Committee (the “Governance and Nominating Committee”) or (2) any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company’s Board, see the procedures discussed in “Recommending Candidates for Election to the Board of Directors.”

The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting or at a special meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board, or (3) properly brought before the meeting by any stockholder entitled to vote who has delivered written notice to the Secretary of the Company within the Notice Period, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 20 days nor more than 60 days prior to the date of the applicable annual meeting or special meeting of stockholders. As a result, the Notice Period for the September 27, 2007 Special Meeting starts on July 29, 2007 and ends on September 7, 2007, and the Notice Period for the 2008 Annual Meeting is anticipated to start on March 31, 2008 and end on May 10, 2008.

If a stockholder who has notified the Company of his or her intention to present a proposal at the Special Meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at such meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company or may be accessed on the Company’s website at www.carrieraccess.com– “Investors”—”Corporate Governance”—”Bylaws”. All notices of proposals by stockholders, whether or not they are to be included in the Company’s proxy materials, should be sent to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Corporate Secretary.

Discretionary Authority to Vote

With respect to a proposal that is not submitted for inclusion in next year’s proxy materials, but is instead sought to be presented directly at next year’s annual meeting of stockholders, rules of the Securities and Exchange Commission (“SEC”) permit the Company’s management to vote proxies in its discretion if the Company does not receive notice of the proposal prior to the close of business on April 15, 2008.

Multiple Copies of Proxy Statement to Stockholders

If you received more than one copy of the proxy statement and wish to reduce the number of proxy statements you receive to save us the cost of producing and mailing the proxy statement, we will discontinue the mailing of the proxy statement on the accounts you select if you follow the instructions regarding electronic access on the enclosed proxy card.

RECOMMENDING CANDIDATES FOR ELECTION TO THE BOARD OR DIRECTORS

The Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board and recommending candidates for election to the Board. It is the policy of the Governance and Nominating Committee of the Company to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301, Attention: Corporate Secretary and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock. Such recommendations must be received by December 31st of the year prior to the year in which the recommended candidate will be considered for nomination.

The Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection as director nominees are as follows:

•

The Governance and Nominating Committee regularly reviews the current composition and size of the Board. In its evaluation of director candidates, including the members of the Board eligible for re-election, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers the following: (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Governance and Nominating Committee may consider appropriate.

•

While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including their understanding of the telecommunications industry and the Company’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Governance and Nominating Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Governance and Nominating Committee will apply these same principles when evaluating director candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the Special Meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Governance and Nominating Committee selects, or recommends to the full Board for selection, the director nominees.

Under our Bylaws, formal nominations for director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who complies with the advance notice provision in our Bylaws described in “Procedure for Submitting Stockholder Proposals” above.

PROPOSAL ONE

APPROVAL OF AN AMENDMENT TO THE COMPANY’S 1998 STOCK INCENTIVE PLAN

We are asking our stockholders to approve an amendment to our 1998 Stock Incentive Plan (the “1998 Plan”) so that we can continue to use the 1998 Plan to achieve the Company’s employee performance, recruiting, retention and incentive goals. The Board of Directors (the “Board”) has approved the amendment to the 1998 Plan, subject to approval from our stockholders at the Special Meeting of the Stockholders. Approval of the amendment to the 1998 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. If the stockholders approve the amendment to the 1998 Plan, the 1998 Plan, as amended, will replace the current version of the 1998 Plan. Otherwise, the current version of the 1998 Plan will remain in effect. Our named executive officers and directors have an interest in this proposal.

The following is a summary of the proposed changes to the 1998 Plan:

•

The amendment to the 1998 Plan will allow the administrator of the 1998 Plan (the “Administrator”) to implement one or more exchange programs, on such terms and conditions as determined by the Administrator in its sole discretion, whereby (i) outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding award may be reduced or increased;

•

The amendment to the 1998 Plan clarifies and expands the Administrator’s power and authorities under the 1998 Plan. Under the amended 1998 Plan, the Administrator would, amongst other powers, have full power and authority subject to the provisions of the 1998 Plan:

•	To determine the fair market value of the Company’s Common Stock;

•

To select the individuals to whom awards may be granted under the 1998 Plan and determine the terms and conditions of such awards, including (but not limited to) the number of shares of Common Stock to be covered by each award, the exercise price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator determines;

•	To approve forms of award agreements for use under the 1998 Plan;

•	To modify or amend each award, including (but not limited to) the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option;

•

To prescribe, amend and rescind rules and regulations relating to the 1998 Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws; and

•	To determine the terms and conditions of any, and to institute any exchange program.

We believe strongly that the approval of the amendment to the 1998 Plan is essential to our continued success. Our employees are our most valuable assets. Offering a broad-based equity compensation program is vital to attracting and retaining the most highly skilled people in our industry. We believe that employees who have a stake in the future success of our business become highly motivated to achieve our long-term business goals and increase stockholder value. At this important time in our history, our employees’ innovation and productivity are even more critical to our success in a highly competitive and fast-paced industry. The 1998 Plan is designed to assist us in recruiting, motivating and retaining talented employees who help us achieve our business goals, including creating long-term value for stockholders. If the amendment to the 1998 Plan is approved, the Administrator would have the authority to implement an exchange program which enhances long-term stockholder value in two important ways: (1) by improving the Company’s ability to provide incentives to, and help retain, our employees; and (2) by reducing the Company’s equity award overhang through cancellation of outstanding equity awards that currently provide no meaningful retention or incentive value to our employees. Retention of our employees is essential to the Company’s continued success. At this time, the Administrator is contemplating an exchange program, which is described in further detail below (following the “Description of the 1998 Plan”).

Description of the 1998 Plan

The following paragraphs provide a summary of the principal features of the 1998 Plan and its operation. The 1998 Plan is set forth in its entirety and has been filed as an Appendix to this Proxy Statement with the Securities and Exchange Commission. The following summary is qualified in its entirety by reference to the complete text of the 1998 Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company’s principal offices in Boulder, Colorado.

Background and Purpose of the 1998 Plan

The 1998 Plan is intended to promote the interests of the Company, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to remain in the service of the Company.

The 1998 Plan is divided into five separate equity programs: (i) the Discretionary Option Grant Program, (ii) the Salary Investment Option Grant Program, (iii) the Stock Issuance Program, (iv) the Automatic Option Grant Program, and (v) the Director Fee Option Grant Program. Under the Discretionary Option Grant Program, eligible persons, at the discretion of the Administrator, may be granted options to purchase shares of the Company’s Common Stock (“Shares”). Under the Salary Investment Option Grant Program, eligible employees may elect to have a portion of their base salary invested each year in special options. Under the Stock Issuance Program, eligible persons, at the discretion of the Administrator, may be issued Shares directly, either through the immediate purchase of such Shares, or as a bonus for services rendered to the Company (or any parent or subsidiary of the Company). Under the Automatic Option Grant Program, eligible non-employee members of the Board will automatically receive options at periodic intervals to purchase Shares. Under the Director Fee Option Grant Program, non-employee members of the Board may elect to have all or any portion of their annual retainer fee otherwise payable in cash payable in special options.

Administration of the 1998 Plan

The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board (referred to as the “Administrator”), administers the 1998 Plan. To make grants to certain of the Company’s officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934.

Subject to the terms of the 1998 Plan, the Administrator has the sole discretion to interpret the Plan and will oversee all decisions regarding its administration, including which eligible persons are to receive awards, the time or times when such awards are to be made, the number of Shares to be covered by each such award, the vesting schedule (if any) applicable to the award, the exercise price of the award, the time or times when awards may be exercised (which may be based on performance criteria), and any vesting acceleration or waiver of forfeiture restrictions. In addition, the 1998 Plan, as amended, will permit the Administrator to implement one or more exchange programs, on such terms and conditions as determined by the Administrator in its sole discretion. For this purpose, an exchange program includes a program whereby (i) outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding award may be reduced or increased. Finally, the Administrator has full power and authority to establish such rules as it may deem appropriate for proper administration of the 1998 Plan, to modify or amend each award (subject to the terms of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of awards, and to make all other determinations deemed necessary or advisable for administering the Plan. The decisions of the Administrator within the scope of its administrative functions under the 1998 Plan will be final and binding on all parties.

Eligibility

Employees, non-employee members of the Board (or the board of directors of any parent or subsidiary), and consultants and other independent advisors who provide services to the Company (or any parent or subsidiary) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Only certain officers and key employees or other highly compensated individuals, are eligible to participate in the Salary Investment Option Grant Program. Only non-employee members of the Board are eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs.

Shares Subject to the 1998 Plan

A total of              Shares has been reserved for issuance under the 1998 Plan. As of August 23, 2007,              of Shares were subject to outstanding awards granted under the 1998 Plan,              of Shares remained available for any new awards to be granted in the future and              Shares have been issued pursuant to awards thereunder.

If an outstanding option expires, terminates or is cancelled without having been exercised in full, the unvested or cancelled Shares generally will be available for subsequent issuance under the 1998 Plan. Unvested Shares issued under the 1998 Plan and subsequently repurchased by the Company, at the original exercise or issue price paid per Share, will be added back to the number of Shares reserved for issuance under the 1998 Plan and will be available for reissuance. If the exercise price of an option is paid with Shares, or if Shares are withheld by the Company to satisfy any withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance, then the number of Shares available for issuance under the 1998 Plan will be reduced by the gross number of Shares for which the option is exercised or which vest under the stock issuance. Shares underlying stock appreciation rights exercised under the 1998 Plan will not be available for subsequent issuance.

In the event any change is made to the Company’s common stock by reason of any stock split, stock dividend, recapitalization, combination of Shares, exchange of Shares, or other change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1998 Plan, (ii) the number and/or class of securities by which the Share reserve is to increase each calendar year pursuant to the automatic Share increase provisions of the 1998 Plan, (iii) the number and/or class of securities for which any one person may be granted options, separately exercisable stock appreciation rights and direct stock issuances under the 1998 Plan per calendar year, (iv) the number and/or class of securities for which grants are to be made under the Automatic Option Grant Program to new and continuing non-employee Board members, (v) the number and/or class of securities and the exercise price per Share in effect under each outstanding option under the 1998 Plan, and (vi) the number and/or class of securities and price per Share in effect under each outstanding option incorporated into the 1998 Plan from any predecessor plan. The adjustments to the outstanding awards will prevent the enlargement or dilution of benefits thereunder.

Discretionary Option Grant Program

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the Discretionary Option Grant Program, the Administrator may grant non-statutory stock options and/or incentive stock options (which entitle employees, but not the Company, to more favorable tax treatment). The Administrator will determine the number of Shares covered by each option, but during any calendar year, no participant may receive options, separately exercisable stock appreciation rights and direct stock issuances covering more than 500,000 Shares in the aggregate.

The exercise price of the Shares subject to each option is set by the Administrator at the time of grant, but in the case of an incentive stock option, cannot be less than 100% of the fair market value (on the date of grant) of the Shares covered by the incentive stock option. The exercise price of an incentive stock option must be at least 110% of the fair market value (and the option term cannot exceed five years) if (on the grant date) the optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries.

Options granted under the 1998 Plan become exercisable at the times and on the terms established by the Administrator. To the extent the aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year is greater than $100,000, the excess above $100,000 will be treated as a non-statutory stock option. Options granted under the 1998 Plan expire at the times established by the Administrator, but not later than 10 years after the grant date.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any Shares in which the optionee is vested at that time. Should the optionee’s service be terminated for misconduct (as such term is defined in the 1998 Plan) or should the optionee engage in misconduct while his or her options are outstanding, then all options will terminate immediately and cease to be outstanding. The Administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised (but in no event beyond the expiration of the option terms) and/or to accelerate the exercisability or vesting of such options in whole or in part.

The Administrator will have the discretion to grant options which are exercisable for unvested Shares. Should the optionee cease service while holding such unvested Shares, the Company will have the right to repurchase, at the exercise price paid per Share, any or all of those unvested Shares.

In the event of a change in control (as such term is defined in the 1998 Plan), each outstanding but not fully vested option will accelerate in full and become exercisable as to all of the Shares subject to such option, except to the extent (i) that such option is assumed or otherwise continued in full force and effect by the successor corporation, (ii) that such option is replaced with a cash incentive program which preserves the spread existing at the time of the change in control, or (iii) the acceleration of such option is subject to other limitations imposed by the Administrator at the time of the option grant. All outstanding repurchase rights will also terminate automatically, and the Shares subject to such rights will vest in full, in the event of any change in control, except to the extent that such repurchase rights are assigned to the successor corporation or otherwise continue in full force and effect or such accelerated vesting is precluded by other limitations imposed by the Administrator at the time the repurchase right is issued. Immediately following the consummation of the change in control, all outstanding options will terminate and cease to be outstanding, except to the extent assumed by the successor corporation or otherwise expressly continued in full force and effect pursuant to the terms of the change in control. The Administrator may at any time provide that one or more options will automatically accelerate in connection with a change in control, whether or not those options are assumed or otherwise continued in full force and effect pursuant to the terms of the change in control or will automatically accelerate upon an involuntary termination of the optionee’s service within a designated period following the change in control.

The Administrator may grant to selected participants stock appreciation rights which allow the holder to elect between the exercise of the underlying option for Shares and the surrender of that option in exchange for a distribution from the Company equal to the excess of the fair market value of a Share on the date such Share is surrendered over the aggregate exercise price payable for such Share. The distribution may be paid in Shares, in cash, or partly in Shares and partly in cash as the Administrator determines in its sole discretion. During any calendar year, no participant may receive options, separately exercisable stock appreciation rights and direct stock issuances covering more than 500,000 Shares in the aggregate.

Salary Investment Option Grant Program

The Administrator has complete discretion to select the individuals who are to participate in the Salary Investment Option Grant Program each calendar year. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the Administrator an irrevocable authorization for the Company to reduce his or her base salary for that calendar year by an amount not less than $10,000 and not more than $50,000. The Administrator will have complete discretion to determine whether to approve the filed authorization in whole or in part. Each selected individual who properly files a salary reduction authorization will automatically be granted an option under the Salary Investment Option Grant Program on the first trading day in January of the calendar year for which the salary reduction is to be in effect.

Each option will be a non-statutory option subject to substantially the same terms and conditions applicable to option grants made under the Discretionary Grant Program, and will comply with the terms below:

•	The exercise price per Share will equal 33 1/3% of the fair market value per Share on the option grant date.

•

The number of Shares subject to the option will be determined by dividing the total dollar amount of the approved reduction in the participant’s base salary by two-thirds of the fair market value per Share on the grant date.

•

The option will become exercisable in a series of 12 successive equal monthly installments upon the optionee’s completion of each calendar month of service in the calendar year for which the salary reduction is in effect. Each option will have a maximum term of 10 years measured from the option grant date.

•

Should the optionee cease service for any reason while holding one or more options granted under the Salary Investment Option Grant Program, then each such option will remain exercisable for any or all of the Shares for which the option is exercisable at the time of such cessation of service until the earlier of the expiration of the option term or the expiration of the three-year period following the optionee’s cessation of service.

In the event of a change in control or hostile take-over (as such terms are defined in the 1998 Plan) while the optionee remains in service, each outstanding option will accelerate so that such option will become fully vested immediately prior thereto with respect to the total number of Shares at the time subject to such option. Each such option accelerated in connection with a change in control will terminate upon the change in control, except to the extent assumed by the successor corporation or otherwise continued in full force and effect pursuant to the terms of the change in control. Each such option accelerated in connection with a hostile take-over will remain exercisable until the expiration or sooner termination of the option term.

Stock Issuance Program

Shares may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening options or pursuant to Share right awards (including restricted stock units) which entitle the recipients to receive Shares upon the attainment of designated performance goals or service requirements. During any calendar year, no participant may receive options, separately exercisable stock appreciation rights and direct stock issuances covering more than 500,000 Shares in the aggregate.

The purchase price per Share of Shares subject to direct issuance will be fixed by the Administrator. Share awards under the Stock Issuance Program may be made in the form of Shares that are immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or upon the attainment of specified performance objectives. The participant will have full stockholder rights with respect to the issued Shares, whether or not such Shares are vested (including the right to vote such Shares and to receive any regular cash dividends paid on such Shares).

If the participant ceases to provide service to the Company while holding unvested Shares, or should performance objectives not be attained with respect to unvested Shares, then such Shares will be surrendered to the Company for cancellation (and any consideration paid for such Shares will be returned to the participant). The Administrator may waive the surrender and cancellation of unvested Shares which would otherwise occur upon the cessation of the participant’s service or the non-attainment of performance goals which will result in the immediate vesting of the participant’s Shares.

Outstanding share right awards (including restricted stock units) will automatically terminate, and no Shares will be issued, if the performance goals or other service requirements applicable to such awards are not attained. The Administrator, however, may waive such performance goals or other service requirements and issue Shares in satisfaction of such awards.

In connection with a change in control, all of the Company’s outstanding repurchase rights will terminate automatically and all Shares subject to those terminated rights will immediately vest in full, except to the extent that the repurchase rights are assigned to the successor corporation or otherwise continue in full force and effect or such accelerated vesting is precluded by other limitations imposed by the Administrator at the time the repurchase right is issued. The Administrator may provide for the automatic termination of outstanding repurchase rights upon a change in control or hostile take-over or an involuntary termination of the participant’s service following the date of the change in control or hostile take-over.

Automatic Option Grant Program

Under the Automatic Option Grant Program, each non-employee Board member will, on the date of his or her initial election or appointment to the Board, automatically be granted a non-statutory option to purchase 15,000 Shares, provided such individual has not previously been in the employ of the Company (or any parent or subsidiary) prior to his or her election or appointment. In addition, on the date of each Annual Stockholders Meeting held thereafter, each individual who is to continue to serve as a non employee Board member, whether or not that individual is standing for re-election to the Board will automatically be granted a non-statutory option to purchase 3,500 Shares, provided such individual has served as a non-employee Board member for at least six months.

Each option granted under the Automatic Option Grant Program will have an exercise price per Share equal to 100% of the fair market value per Share on the option grant date and a maximum term of 10 years measured from such grant date, subject to earlier termination at the end of the 12- month period measured from the date of the optionee’s cessation of Board service. Each such option will be immediately exercisable for all the Shares. However, any Shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per Share, upon the optionee’s cessation of Board service prior to vesting in those Shares. The Shares subject to each initial 15,000 Share automatic option grant will vest in a series of four successive equal annual installments upon the optionee’s completion of each year of Board service over the four-year period measured from the grant date. The Shares subject to each annual 3,500 Share grant will vest upon the optionee’s completion of one-year of Board service measured from the grant date.

The Shares subject to each automatic option grant will immediately vest in full upon the optionee’s death or permanent disability (if such death or permanent disability occurs while the optionee is a Board member). In the event of a change in control or hostile take-over, the Shares subject to each outstanding option will fully vest immediately prior thereto. Each option so accelerated will terminate upon the change in control, except to the extent assumed by the successor corporation or otherwise continued in full force and effect. All outstanding repurchase rights will also terminate automatically, and the Shares subject to those terminated rights will immediately vest in full, in the event of any change in control or hostile take-over.

Director Fee Option Grant Program

The Board has sole and exclusive authority to implement the Director Fee Option Grant Program as of the first day of any calendar year. Upon the implementation of such a program, each non-employee member of the Board may elect to apply all or any portion of his or her annual retainer otherwise payable in cash for his or her service to the Board to the acquisition of a special option grant under the Director Fee Option Grant Program. Such election must be filed with the Company’s chief financial officer prior to the first day of the calendar year for which the election is to be in effect. Each non-employee member of the Board who files such timely election will automatically be granted an option under the Director Fee Option Grant Program on the first trading day in January in the calendar year for which the annual retainer fee which is the subject of that election would otherwise be payable.

Each option will be a non-statutory option and will comply with the terms below:

•	The exercise price per Share will be equal to 33 1/3% of the fair market value per Share on the option grant date.

•

The number of Shares subject to the option will be determined by dividing the total dollar amount of the approved reduction in the participant’s base salary by two-thirds of the fair market value per Share of stock on the grant date.

•

The option will become exercisable in a series of 12 successive equal monthly installments upon the optionee’s completion of each calendar month of Board service in the calendar year in which the option is granted. Each option will have a maximum term of 10-years measured from the option grant date.

•

Should the optionee cease service for any reason (other than death or permanent disability) while holding one or more options granted under the Director Fee Option Grant Program, then each such option will remain exercisable for any or all of the Shares for which the option is exercisable at the time of such cessation of service until the earlier of the expiration of the option term or the expiration of the three-year period following the optionee’s cessation of service.

•

Should the optionee’s service as a Board member cease by reason of death or permanent disability, then each of the optionee’s outstanding options will immediately become exercisable for all Shares subject to that option until the earlier of the expiration of the option term or the expiration of the three-year period following the optionee’s cessation of service.

In the event of a change in control or hostile take-over, the Shares subject to each outstanding option will fully vest immediately prior thereto. Each option so accelerated will terminate upon the change in control, except to the extent assumed by the successor corporation or otherwise continued in full force and effect.

Awards to be Granted to Certain Individuals and Groups

The number of awards that an employee, consultant or non-employee member of the Board may receive under the 1998 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (a) the total number of Shares subject to options granted under the 1998 Plan to the persons listed on the Summary Compensation Table below and the groups listed below from January 1, 2007 through August 23, 2007, (b) the weighted average per Share exercise price of such options, and (c) the total number of restricted stock units granted under the 1998 Plan to the listed persons and groups since January 1, 2007 through August 23, 2007. No other type of award was granted under the Plan during this time. The last reported trade price for Shares on August 23, 2007, was $    .    .

Name of Individual or Group (1)	Number of Securities Underlying Options Granted	Average Per Share Exercise Price	Number of Securities Underlying Restricted Stock Units Granted
Roger L. Koenig, Chairman of the Board	—	$—	—

Allen E. Snyder, Chief Executive Officer and President	—	$—	200,000

Gary Gatchell, Executive Vice-President, Treasurer & Chief Financial Officer	20,000	$5.70	150,000

Nancy G. Pierce, Director	—	$—	—

All executive officers, as a group	245,000	$5.75	400,000

All directors who are not executive officers, as a group	50,000	$4.07	—

All employees who are not executive officers, as a group	762,250	$4.92	525,000

(1)	Mr. Koenig resigned as Chief Executive Officer and President, effective August 1, 2007; Ms. Pierce resigned as Corporate Development Officer, effective August 1, 2007; and Mr. Snyder joined the Company in November 2006 as Executive Vice-President & Chief Operation Officer and was appointed Chief Executive Officer and President, effective August 1, 2007.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 1998 Plan. Tax consequences for any particular individual may be different.

Non-Statutory Stock Options

No taxable income is reportable when a non-statutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the Shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

As a result of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder (“Section 409A”), however, non-statutory stock options granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the recipient in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such awards and may be subject to an additional 20% tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for non-statutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one-year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

As a result of Section 409A, however, stock appreciation rights granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the recipient in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such options and may be subject to an additional 20% tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions.

Stock Issuance (Restricted or Unrestricted Stock) and Share Right (Restricted Stock Unit) Awards

A participant generally will not have taxable income at the time an award of stock or Share rights is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the Shares underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of an award of restricted stock may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the Shares underlying the award (less any cash paid for the Shares) on the date the award is granted.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the 1998 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-statutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

Amendment and Termination of the 1998 Plan

The Board generally may amend the 1998 Plan at any time and for any reason. The 1998 Plan will terminate upon the earliest of (i) May 28, 2008, (ii) the date on which all shares available for issuance under the Plan have been issued as fully vested shares or (iii) the termination of all outstanding options in connection with a change in control.

Description of Option Exchange Program

Implementing the Option Exchange Program. If the amendment to the 1998 Plan is approved, the Administrator intends to implement a stock option exchange program (the “Option Exchange Program”), which the Company expects to commence before the end of November 2007. Upon the commencement of the Option Exchange Program, Eligible Employees (as defined below) will receive written materials explaining the precise terms and timing of the Option Exchange Program (an “Offer to Exchange”). Such employees will be given at least twenty (20) business days to decide whether to surrender all or a portion of their Eligible Options (as defined below) in exchange for a new grant of restricted stock units (the “Restricted Stock Units”). Following the expiration of the Offer to Exchange, Eligible Options that were surrendered for exchange will be cancelled and the Compensation Committee will approve grants of Restricted Stock Units to participating employees in accordance with the applicable exchange ratio. All such Restricted Stock Units will be granted under the 1998 Plan and will be subject to the terms of such plan.

At or before commencement of the Option Exchange Program, we will file the Offer to Exchange with the SEC as part of the tender offer statement on Schedule TO. Employees, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov. Eligible Employees should read the tender offer statement when it becomes available because it will contain important information.

The following paragraphs provide a summary of the contemplated terms of the Offer to Exchange. However, the final terms of the Offer to Exchange will be determined by the Administrator, in its sole discretion, and may differ from the terms as described below. The final terms will be communicated to Eligible Employees in written materials. In addition, the Administrator reserves the right, in its sole discretion, to (i) not commence the Offer to Exchange, (ii) postpone the commencement of the Offer to Exchange, or (iii) before the expiration date of the Offer to Exchange, terminate or amend the Offer to Exchange or postpone the expiration of the offer. Finally, the Administrator also retains the authority to approve other exchange programs on different terms and conditions, as determined by the Administrator in its sole discretion, either in 2007 or 2008.

Outstanding Options Eligible for the Option Exchange Program. As of July 12, 2007, options to purchase approximately 3.4 million shares of Common Stock were outstanding under the 1998 Plan. Of these, only those options having an exercise price greater than the 30-day trading average of the Company’s Common Stock as of the market close of the day immediately prior to the commencement of the Offer to Exchange (the “Exercise Price Threshold) will be eligible for exchange under the Option Exchange Program (the “Eligible Options”). For example, if the 30-day trading average of the Company’s Common Stock was $4.70, options to purchase approximately 997,000 shares of Common Stock would currently be eligible for exchange under the Option Exchange Program. If 67% of such Eligible Options were exchanged for Restricted Stock Units at the exchange ratios set forth below, the number of shares underlying our outstanding options would decrease by approximately 667,999 shares of common stock, reducing our overhang from 9.9% to 8.7%.

Eligibility. The Option Exchange Program will be open to all of our employees who hold Eligible Options except for non-employee members of our Board, our executive officers, and terminated employees (the “Eligible Employees”). To be eligible, an employee must be employed by us on the date the Offer to Exchange commences, remain employed through the date the exchanged Eligible Options are cancelled, and have not received or given a notice of termination as of such date. In addition, we may exclude employees in certain non-U.S. jurisdictions from the Option Exchange Program if local law would make their participation infeasible or impractical. As of July 12 2007, approximately 222 employees hold Eligible Options.

Exchange Ratios. The “exchange ratio” is the method of determining the number of Restricted Stock Units to be granted in exchange for surrendered Eligible Options. The exchange ratio for a specific Eligible Option exchanged in the Option Exchange Program depends on the exercise price of that option, as shown in the table below, with the result rounded to the nearest whole unit:

If the exercise price of an Eligible Option is:	The exchange ratio is:

$0.00 to the Exercise Price Threshold	Not eligible
Exercise Price Threshold + $0.01 to $6.00	1 Restricted Stock Unit for every 1.80 exchanged options
$6.01 to $7.00	1 Restricted Stock Unit for every 1.90 exchanged options
$7.01 to $8.00	1 Restricted Stock Unit for every 2.50 exchanged options
$8.01 to $10.00	1 Restricted Stock Unit for every 2.90 exchanged options
$10.01 and higher	1 Restricted Stock Unit for every 8.80 exchanged options

The exchange ratios shown in the table above were designed to result in the issuance of Restricted Stock Units in the Option Exchange Program with a fair value for financial accounting purposes approximately equal to the fair value of the Eligible Options surrendered in the Option Exchange Program. We calculated the fair value of the Eligible Options using the Black-Scholes option valuation model. For this purpose, we used the following factors

(i)	exercise price;

(ii)	assumed value of $4.71 per share of our Common Stock;

(iii)	expected volatility of our Common Stock of 75.9%;

(iv)	a term equal to the lesser of (A) the remaining contractual life of the stock option and (B) a fixed expected term of 4.5 years;

(v)	risk-free rates ranging from 4.73% to 5.13% (depending on the term of the option); and

(vi)	no expected dividends.

We then established the five exchange ratios above based on the average Black-Scholes value of the Eligible Options having exercise prices within the specified range for each ratio, as compared to the assumed fair market value of one share of our Common Stock underlying a Restricted Stock Unit to be issued in the Option Exchange Program. For this purpose, we assumed a fair market value of $4.71 per share.

The following table summarizes information regarding the options eligible for exchange in the program, as of July 12, 2007, based on an Exercise Price Threshold of $4.70:

Exercise Price Range	Maximum Number of Shares Underlying Eligible Options (Unvested and Vested)	Exchange Ratio (Eligible Options to Restricted Stock Units)	Maximum Number of Shares Underlying Restricted Stock Units that May be Granted upon Surrender of Eligible Options
$0.00 to $4.70	815,363	Not eligible	Not eligible
$4.71 to 6.00	470,938	1.80	261,639
$6.01 to 7.00	35,625	1.90	18,749
$7.01 to 8.00	151,000	2.50	60,400
$8.01 to 10.00	50,000	2.90	17,241
$10.01 and higher	289,450	8.80	32,892

Election to Participate. Participation in the Option Exchange Program will be voluntary. Eligible Employees will be permitted to exchange all or any portion of their Eligible Options for Restricted Stock Units on a whole-grant-by-whole-grant basis.

The Offer to Exchange will not be conditioned upon the offer being accepted with respect to a minimum number of the outstanding Eligible Options, but the offer will be subject to certain customary conditions.

Vesting of Restricted Stock Units. The Restricted Stock Units will be completely unvested at the time of grant, regardless of the vesting schedule of the surrendered Eligible Options, and will vest over two (2) years as to 50% on each of the first and second anniversaries of the date of grant.

Other Terms and Conditions of the Restricted Stock Units. Each award of Restricted Stock Units will be subject to the terms and conditions of the 1998 Plan and the restricted stock unit agreement to be entered into by and between the Eligible Employee who surrendered the Eligible Options and the Company. The shares of Common Stock issued as payment for the Restricted Stock Units that vest in accordance with the vesting schedule describe above will be registered with the SEC.

Accounting Treatment. The cost impact of converting the Eligible Options to Restricted Stock Units based on the program parameters and assumptions, including an estimated participation level of 67%, noted above is estimated to be approximately $58,760. However, the actual incremental compensation cost of the Restricted Stock Units granted in the exchange will be determined at the expiration of the offer and will be measured as the excess, if any, of the fair value of each award of Restricted Stock Units granted to Eligible Employees in exchange for surrendered Eligible Options, measured as of the date the Restricted Stock Units are granted, over the fair value of the Eligible Options surrendered in exchange for the Restricted Stock Units, measured immediately prior to the cancellation. Because the Restricted Stock Units will vest over a period of two years, this incremental cost will be recognized annually over the two-year vesting schedule of the Restricted Stock Units. We have adopted and expense charges in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (SFAS 123R).

U.S. Federal Income Tax Consequences. The following is a summary of the anticipated material United States federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange. The tax consequences of the Option Exchange Program are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position and the law and regulations themselves are subject to change. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Option Exchange Program under all applicable laws prior to participating in the Option Exchange Program. We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes by us or our employees upon the grant of the Restricted Stock Units.

Potential Modifications to Terms to Comply with Governmental Requirements. The terms of the Option Exchange Program will be described in an Offer to Exchange that we will file with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Changes in the terms of the Option Exchange Program may also be required for tax purposes for participants in the United States as the tax treatment of the Option Exchange Program is not entirely certain. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Option Exchange Program.

New Plan Benefits. Because the decision whether to participate in the Option Exchange Program is completely voluntary, we are not able to predict who or how many employees will elect to participate, how many options will be surrendered for exchange or the number of new Restricted Stock Units that may be issued. As previously noted, however, our named executive officers and non-employee members of our Board will not be eligible to participate in the Option Exchange Program.

Effect on Stockholders

We are unable to predict the precise impact of the Option Exchange Program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. However, we have designed the proposed Option Exchange Program consistent with a focus on stockholder interests while seeking to achieve the Company’s motivation and retention goals. Specifically, the value of the options that may be surrendered is intended to equal or be greater than, in the aggregate, the value of the Restricted Stock Units to be granted in replacement thereof based on the factors considered in calculating the exchange ratios, as described in further detail above. In addition, the Option Exchange Program was designed to reduce both our existing overhang and our need to issue supplemental stock options to compensate for the reduced incentives of underwater options. While we cannot predict how many Eligible Options will be exchanged, assuming an Exercise Price Threshold of $4.70 and 67% participation in the program, as noted above, our total outstanding options would be reduced by approximately 667,999, which would reduce our overhang from 9.9% to 8.7%.

Summary

We believe strongly that the approval of the amended 1998 Plan is essential to our continued success. Awards such as those provided under the 1998 Plan constitute an important incentive for key employees of the Company and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable assets. We strongly believe that the amended 1998 Plan is essential for us to compete for talent in the very difficult labor markets in which we operate.

The Board of Directors Unanimously Recommends that Stockholders

Vote FOR Proposal One

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned in fiscal 2006 to the following individuals, whom we refer to as our named executive officers:

•	our Chairman, President and Chief Executive Officer during fiscal 2006, Roger L. Koenig (Mr. Koenig resigned as our President and Chief Executive Officer, effective August 1, 2007);

•	our Corporate Development Officer during fiscal 2006, Nancy G. Pierce (Ms. Pierce resigned as our Corporate Development Officer, effective August 1, 2007);

•	our Executive Vice President, Treasurer and Chief Financial Officer during fiscal 2006, Gary Gatchell; and

•	our Executive Vice President and Chief Operating Officer during fiscal 2006, Allen E. Snyder (Mr. Snyder was appointed as our President and Chief Executive Officer, effective August 1, 2007).

The discussion below is intended to help explain the detailed information provided in the tables and put that information into context within our overall compensation program.

Role and Authority of our Compensation Committee

The members of our Compensation Committee currently are Messrs. Floyd (Chair), Barnett, Lamming, and Laube, each of whom qualifies as an independent director under the listing standards of the Nasdaq, as a “non-employee director” under Rule 16b-3 of the Exchange Act, and as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

The role and authority of the Compensation Committee are discussed in detail in its charter, which is published on our web site at www.carrieraccess.com under the heading “Corporate Governance,” and includes the information discussed below.

Our Compensation Committee has primary responsibility for determining and administering the compensation programs for our executive officers and for approving the terms and provisions of each executive officer’s employment with the Company. The Compensation Committee, taking into account the recommendations of the other independent Board members, is responsible for approving the base salary of our Chief Executive Officer, determining his bonus eligibility, approving the terms of our executive officer bonus plans, and approving the award of any discretionary bonuses.

Our Board has delegated to our Compensation Committee the responsibility of overseeing and advising the Board concerning our compensation and employee benefit plans and practices, including our executive compensation plans, incentive compensation and equity-based plans. Under our Compensation Committee Charter, our Compensation Committee is responsible for approving the base salaries for our executive officers, and the terms of our annual officer bonus plans, and administering our equity incentive plans and approving the equity incentive grants thereunder to our employees, including executive officers. Our Compensation Committee periodically reports to our Board on executive officer compensation matters. The Compensation Committee has delegated authority to the Chief Executive Officer with respect to issuance and approval of stock option grants for employees within prescribed grade levels and maximum annual amounts to any single employee. These option grants are reviewed prior to approval by the SVP-Human Capital and Associate General Counsel. The Compensation Committee also reviews these option grants to ensure that the grants are made in accordance with the Committee’s delegation of authority. In December 2006, the Compensation Committee performed its annual review of the Company’s internal policy on equity grant practices and process compliance regarding award issuance and approval processes.

Role of Executive Officers in Compensation Decisions

None of the executive officers participate in any discussions or decisions of our Board or Compensation Committee regarding the setting of their respective salary or the award of any bonus or the grant of any equity incentive to such executive officer. The Chief Executive Officer, Corporate Development Officer and the Executive Vice President—Chief Operating Officer may participate in the discussion of salaries, bonus and equity incentives of other executive officers as requested by the Compensation Committee.

Role of Executive Compensation Consultants

The Compensation Committee, along with participation by the other independent Board members, the Chief Financial Officer and the Senior Vice President of Human Capital, review and approve the hiring of executive compensation consultants. In 2006, the Company obtained surveys of compensation programs from the following providers:

Radford Group Executive Market Compensation Survey

Radford (National High Tech) Survey

Presidio (National High Tech-Proxy Data)

Iquantic (National High Tech) Survey

The Company provided such surveys to the Compensation Committee for consideration in determining and approving the executive compensation for fiscal year 2006. The Compensation Committee also retained Rick Olivieri & Associates to review the Company’s executive compensation program, specifically with respect to the Company’s stock option program for executives.

Objectives of our Compensation Programs

The principal objectives of our executive compensation programs are:

•	to attract, motivate and retain highly qualified, experienced individuals to manage and lead our Company;

•	to offer these individuals competitive compensation packages;

•	to link their short-term cash incentives to the achievement of measurable financial performance goals;

•	to link their long-term incentives to our stock price performance;

•	to provide incentives to attain our financial and strategic objectives;

•	to align management’s interest with the long-term interests of our shareholders; and

•	to reward our executives for creating shareholder value.

How We Determine and Assess Executive Compensation

In determining the 2006 compensation programs for our executive officers, our Board and Compensation Committee considered 2005 compensation data and information for eleven software telecommunication peer group companies with revenue between $50.0 to $200.0 million and for thirty technology companies, as contained in the market surveys listed above, to assess the competitiveness of our executive compensation programs.

From that group of companies, the Compensation Committee selected a smaller “peer group” of companies. For 2006, our peer group consisted of the following 6 telecommunications equipment companies that our Compensation Committee believed were the Company’s principal competitors for executive talent: Zhone Technologies, Inc.; Tut Systems, Inc.; NMS Communications Corp; AudioCodes, Ltd.; Sonus Networks, Inc.; and Network Equipment Technologies Inc. The Committee used the peer group information as a point of reference for setting base salaries, target total cash compensation (i.e., base salaries and cash bonuses) and target total direct compensation (i.e., target total cash compensation and target long-term incentive compensation). We compared our proposed compensation components individually and in the aggregate to the compensation paid at companies in our peer group and to information in the compensation surveys described above. Although we do not believe that it is appropriate to establish compensation levels based solely on benchmarking to peer group or survey comparisons, we do believe that peer group data and compensation survey information are among the many factors we should consider in determining the competitiveness and reasonableness of the elements of our executive compensation programs, and we recognize that our executive compensation programs must compare favorably with the compensation programs of our competitors.

The principal components of our executive compensation programs are:

•	base salary;

•	short-term incentives in the form of cash bonuses;

•	long-term equity incentives (excluding Ms. Pierce and Mr. Koenig, our founders);

•	severance and change in control benefits; and

•	other benefits.

The market for talented, qualified and experienced telecommunications executives is intensely competitive. We seek to hire only highly qualified executives to manage our Company. Our philosophy is to provide a total compensation program to our executive officers that is attractive and competitive overall with the compensation programs offered to executives at the companies with whom we compete for executive talent. Our Compensation Committee believes that the elements of our executive compensation program are individually and in the aggregate generally competitive with the compensation programs of the companies with whom we compete for executive talent.

Elements of Our Compensation Program

Base Salaries

Our Compensation Committee was responsible for setting and approving the 2006 base salaries of all executive officers, including executive officers hired during the course of the year, and in their deliberations, requested and received the input and participation of the other independent Board members. Our Compensation Committee views base salaries as an opportunity for executive officers to earn a portion of their cash compensation that is not subject to the risk of the Company’s financial performance. Consistent with our compensation policy, our Compensation Committee generally targets our executive officer base salaries at or about the 50th percentile of companies in our peer group, although some variation is allowed in the judgment of our Compensation Committee to take into account a specific executive officer’s experience, qualifications and skills.

In determining base salaries (including any subsequent adjustments), our Compensation Committee reviews each executive officer’s current base salary (or salary history in the case of new hires) and considers base salary and other compensation information for the companies in our peer group and the telecommunications equipment industry in general that is available from compensation surveys and various other sources. Our Compensation Committee also takes into account each executive officer’s position, scope of responsibilities, experience, and individual contributions and performance, the other components of an executive officer’s compensation package, internal pay equity, and competitive conditions and considers our financial results and condition as well as our growth in revenues and earnings. We do not apply specific formulas to fix salaries or to determine annual increases. Due to the highly competitive nature of the telecommunications equipment industry, our Compensation Committee believes that base salaries at or above the competitive median of our peer group are generally necessary and appropriate to attract and retain qualified executive officers.

Our Compensation Committee annually reviews and adjusts, as it deems appropriate, the base salaries of our executive officers, typically during the first quarter of every year, in order to align salaries with market levels, and in so doing, takes into account the same factors we consider in setting an executive officer’s initial base salary. Effective January 1, 2006, our Compensation Committee increased the base salaries payable to the Company’s executive officers by percentages ranging from 0% to 18%. For 2006, our Compensation Committee approved base salaries payable to our named executive officers of $325,000, $232,600, and $200,000, for Mr. Koenig, Ms. Pierce, and Mr. Gatchell, respectively, which reflected increases of 18%, 8%, and 0%, respectively, over these executive officers’ 2005 base salaries.

Based upon a recommendation of our Compensation Committee, our Board approved $350,000 as the base salary payable to Mr. Snyder in connection with the commencement of his employment as our Executive Vice President & Chief Operating Officer in November 2006. In determining Mr. Snyder’s base salary, our Compensation Committee and our Board generally considered the same factors as our Compensation Committee considers in determining the base salaries of our other executive officers.

Effective February 1, 2007, our Compensation Committee, with the input of other independent directors who are not members of the Compensation Committee, increased base salaries payable to our executive officers by percentages ranging from 0% to 10.0%. For 2007, our Compensation Committee approved base salaries of $325,000, $232,600 and $220,000 for Mr. Koenig, Ms. Pierce, and Mr. Gatchell, respectively, which reflected increases of 0%, 0% and 10%, respectively, over their 2006 base salaries.

Cash Bonuses

Our Board believes that a significant portion of each executive officer’s annual compensation should be paid in the form of cash bonuses that are directly tied to our financial performance and that vary in amount based on the executive officer’s position and responsibilities with the Company. Generally, the higher the level of responsibility that an executive officer has within the Company, the greater the percentage of the executive officer’s target total cash compensation that consists of an opportunity to earn incentive cash bonuses. For 2006, our Compensation Committee targeted cash bonuses that would provide our executive officers with an opportunity to leverage their total cash compensation above the 50th percentile of total cash compensation offered to executive officers in our peer group companies.

In January 2006, our Compensation Committee recommended and our Board approved a 2006 Officer Bonus Plan under which our executive officers could earn cash bonuses based on the extent to which the Company achieved certain financial goals during 2006. Under the terms of the 2006 Officer Bonus Plan, each of our named executive officers who were employed by us at December 31, 2006, was eligible to receive a cash bonus equal to a percentage of his or her base salary up to a maximum ranging from 80% to 120%, depending on the executive officer’s position, based on the Company’s financial performance as measured by the degree to which the Company attained a pre-set, revenue and operating income goal for each fiscal quarter and the fiscal year of 2006. The Compensation Committee believes that revenue and operating income are two of the major leading indicators of the Company’s performance and expect the executive officers to focus on these factors to increase shareholder value. Under the 2006 Officer Bonus Plan, bonuses would only be paid if our revenue and operating income for the applicable quarter and fiscal year 2006 met or exceeded a minimum revenue and operating income goal set forth in and calculated in a manner prescribed by the 2006 Officer Bonus Plan. The highest amount of potential cash payments would be made if the annual revenue and operating income targets were achieved at 120% of the approved operating plan. No cash payments would be made if the annual revenue and operating income targets did not meet at least 80% of the approved operating plan. Fifty percent (50%) of the potential cash payments were allocated based on achievement of quarterly targets, and fifty percent (50%) were allocated for achievement of annual targets. The revenue and operating income targets were set at levels that required the Company to exceed its performance from the previous fiscal year by a significant amount.

Under our 2006 Officer Bonus Plan, we awarded aggregate bonuses of $139,813 to our executive officers, including $85,313, $22,000, and $32,500 to Mr. Koenig, Ms. Pierce, and Mr. Gatchell, respectively, for achievement of the first and second quarter revenue and operating income targets. No bonuses were paid with respect the third or fourth quarter or the 2006 annual revenue and/or operating income targets. Because Mr. Snyder joined the Company in November 2006, he was not eligible to participate in the 2006 Officer Bonus Plan.

Long-Term Equity Incentives

Long-term equity incentives are key components of our executive compensation program. Our Compensation Committee believes that equity incentives help to provide a necessary balance to our executive compensation program because the vesting of equity awards creates an incentive for our management team to preserve and increase shareholder value and encourages executive officer retention, while base salaries and cash bonuses typically focus on short-term compensation and performance.

Our Board has delegated to our Compensation Committee the authority for administering our equity incentive plans and for recommending the amounts and terms of equity incentives awarded to our employees. Our Compensation Committee views the award of equity incentives as an effective, valuable and necessary means and incentive to attract and retain key employees whose services are necessary for our future success, to align their interests with the long-term interests of our shareholders by rewarding performance that enhances shareholder value and to motivate them to create long-term shareholder value.

We have used non-qualified stock options as our principal equity incentive vehicle because stock options provided a relatively straightforward incentive and, prior to the adoption of FAS 123(R), resulted in lower compensation expense for us relative to other forms of equity compensation. We continue to evaluate the appropriate mix of long-term equity incentives in light of the Company’s compensation philosophy.

Other than Ms. Pierce and Mr. Koenig, our founders, each executive officer currently receives an initial grant of equity incentives upon first joining the Company and thereafter is eligible periodically to receive an award of additional equity incentives. Although the number of equity incentives initially awarded to a new executive officer is currently individually negotiated, our Compensation Committee generally awards a number of equity incentives to a new executive officer within a range determined by and consistent with that executive officer’s position and based on the Compensation Committee’s evaluation of peer group compensation information and market data. Although our Compensation Committee typically considers granting additional equity incentives to executive officers annually during the first calendar quarter of each year, equity incentives are not awarded automatically to our executive officers on an annual basis. Historically we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information.

In determining the size and other terms of an equity incentive grant to an executive officer, the Compensation Committee considers a number of factors, including such executive officer’s position and responsibilities, relative equity among our executive officers, promotions, individual performance, salary, previous equity incentive grants (if any), vesting thereof, and length of service to the Company. The Compensation Committee from time to time also awards equity incentives on a selective basis to executive officers in order to recognize individual achievements and contributions, a promotion or a significant change in job responsibilities or to encourage retention. The exercise price of the grant is based on the date on which our Compensation Committee has approved the grant and unless specifically approved otherwise by the Compensation Committee, is the first trading day of the week following the date of approval.

In 2006, the Board granted stock options to purchase up to 500,000 and 25,000 shares of our common stock to Messrs. Snyder and Gatchell, respectively. In February 2007, the Board granted a stock option to purchase up to 20,000 shares of our common stock to Mr. Gatchell. These options will vest 25% at the one year anniversary from the date of grant, with the remainder vesting in equal quarterly increments over the succeeding three years. Mr. Snyder’s options were granted in connection with the commencement of his employment, while Mr. Gatchell’s options were granted in recognition of performance objectives achieved in 2005 and 2006, respectively. We did not grant stock options to Mr. Koenig or Ms. Pierce because of their existing significant share holdings as founders of the Company.

Severance and Change In Control Benefits—Fiscal 2006

Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with us. The at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of a long-term employment contract, we may offer specified severance and change-in-control benefits in the executive’s offer letter. Such benefits also provide protection for our executives who, upon joining us, may forfeit substantial pay and benefits earned from a previous employer.

Severance Benefits: Mr. Snyder. Pursuant to our offer letter with Mr. Snyder, our Executive Vice-President and Chief Operating Officer during fiscal 2006, Mr. Snyder is entitled to receive cash payments from the Company equal to twelve months base salary, plus twelve months target incentive cash bonus, payable in equal monthly installments over a twelve month period, following a termination by the Company without cause or a voluntary resignation by Mr. Snyder for good reason, each as defined in the offer letter. These benefits are payable only if Mr. Snyder executes a release of legal actions against the Company and a non-compete agreement, including non-solicit provisions, which shall apply for a period ending twelve (12) months from the termination of Mr. Snyder’s employment with the Company, as set forth in the offer letter. We do not have arrangements to pay severance benefits to any of our other named executive officers.

Change in Control Benefits: Mr. Gatchell and Mr. Snyder. We also have change-in-control agreements with Mr. Gatchell and Mr. Snyder which were entered into as part of their offer letters. A change-in-control of a corporation is often accompanied by changes in the corporate culture and job losses due to redundancy, especially at the executive levels. If a change-in-control of Carrier Access were under consideration, we expect that Mr. Gatchell and Mr. Snyder would naturally be faced with personal uncertainties and distractions about how the transaction may affect continued employment with us. By entering into this change-in-control agreement before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication to our shareholders’ best interests in the event of any threatened or pending change in control, and to encourage the executives to stay on board to see the transaction through to completion, even if it may signal an adverse change in personal employment prospects.

Accordingly, Mr. Gatchell’s offer letter provides for the acceleration and full vesting of any then unvested options Mr. Gatchell may hold in the event a change in control occurs and, within the two months before or the six months after the change in control, Mr. Gatchell is terminated without cause.

Mr. Snyder’s offer letter provides for certain cash payments and for the acceleration and full vesting of any then unvested options Mr. Snyder may then hold in the event a change in control occurs and, within the two months before or the twelve months after the change in control, Mr. Snyder is either terminated without cause or resigns for good reason. These benefits are payable only if Mr. Snyder executes a release of legal actions against the Company and a non-compete agreement, including non-solicit provisions, which shall apply for a period ending twelve (12) months from the termination of Mr. Snyder’s employment with the Company, as set forth in the offer letter. Mr. Snyder is also entitled to “gross-up” protection for any excise tax that might apply in the case of a change in control. This benefit will be the amount of the excise tax triggered by the payment, any interest and penalties applicable to the excise tax, and any additional excise tax, penalties and interest payable as a result of the “gross up” payment.

These agreements are not intended to provide a windfall to our executives by virtue of a change in control taking place. For Mr. Snyder, for instance, any benefit received by him under a change-in-control agreement would be reduced by the severance benefit he may earn under our severance policy as described above, so that there would be no duplication of benefits.

For more information on our executive severance and the terms of our change-in-control agreement with Mr. Snyder, see “Potential Payments upon Termination or Change-in-Control” below.

Severance and Change In Control Benefits—Fiscal 2007

On July 31, 2007, we entered into Change of Control Severance Agreements with each of Allen Snyder, our President and Chief Executive Officer effective as of August 1, 2007, and Gary Gatchell, our Executive Vice President, Treasurer and Chief Financial Officer (respectively, the “Snyder Agreement” and the “Gatchell Agreement,” and collectively, the “Agreements”). The Snyder Agreement and the Gatchell Agreement supersede and replace Mr. Snyder’s and Mr. Gatchell’s entitlement to severance payments and benefits pursuant to Mr. Snyder’s and Mr. Gatchell’s respective offer letters, which are described above under “Severance and Change In Control Benefits—Fiscal 2006.”

The Agreements are each for a term of three years (except in the event of a change of control during such term, in which case the Agreements will remain in effect through, and automatically terminate upon, the completion of all payments under the Agreements). The Agreements provide that in the event of a termination without cause or a resignation for good reason other than in connection with a change of control of Carrier Access (as such terms are defined in the Agreements), and contingent on Mr. Snyder and Mr. Gatchell signing and not revoking a separation agreement and release of claims in favor of Carrier Access and not soliciting any employee of Carrier Access, nor competing with Carrier Access for a period of twelve (12) months, Mr. Snyder and Mr. Gatchell will each receive:

•

a lump sum payment equal to twelve (12) months base salary (as in effect at the time of the termination) and, with respect to Mr. Snyder, his target annual incentive for the year in which the termination occurs;

•

reimbursement for premiums paid for continued health benefits under our health plans for Mr. Snyder and Mr. Gatchell (and any eligible dependents) until the earlier of twelve (12) months or the date when Mr. Snyder and Mr. Gatchell (and any eligible dependents) become covered under similar plans; and

•

vesting acceleration of Mr. Snyder’s and Mr. Gatchell’s then outstanding unvested equity awards as to the number of shares of our common stock that would have vested prior to the date of the termination had the awards been subject to a monthly vesting schedule, except that vesting shall not occur with respect to equity awards subject to performance criteria that has not been achieved.

The Agreements also provide that in the event of a termination without cause or a resignation for good reason either two (2) months prior to or twelve (12) months following a change of control of Carrier Access, and contingent on Mr. Snyder and Mr. Gatchell signing and not revoking a separation agreement and release of claims in favor of Carrier Access and not soliciting any employee of Carrier Access, nor competing with Carrier Access for a period of twelve (12) months, Mr. Snyder and Mr. Gatchell will each receive:

•

a lump sum payment equal to twelve (12) months base salary (as in effect at the time of the termination) and, with respect to Mr. Snyder, his target annual incentive for the year in which the termination occurs;

•

reimbursement for premiums paid for continued health benefits under our health plans for Mr. Snyder and Mr. Gatchell (and any eligible dependents) until the earlier of twelve (12) months or the date when Mr. Snyder and Mr. Gatchell (and any eligible dependents) become covered under similar plans;

•	full vesting acceleration of and deemed achievement at target levels of all performance criteria with respect to Mr. Snyder’s and Mr. Gatchell’s then outstanding unvested equity awards; and

•	with respect to Mr. Snyder, a gross-up payment in the amount of any excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the benefits received under the Snyder Agreement.

Other Executive Benefits

Other executive benefits are an important part of our executives’ overall compensation. Access to quality health care and other welfare benefits protect all employees and their families’ health and well-being. We do not offer additional perquisites to our named executive officers that are not also available to our other employees. These benefits include the ability to participate in our group life, health, disability, flexible benefits and 401(k) plans on the same basis as other eligible employees.

We believe that these benefits overall are consistent with the benefits offered by other companies with whom we compete for executive officers.

Tax, Accounting and Other Considerations

Tax Considerations. Section 162(m) of the U.S. Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. To date, because the level of our compensation to named executive officers has not met the limits imposed by Section 162(m), we have not intentionally designed components of our executive compensation programs to qualify as performance-based compensation under Section 162(m).

Accounting Considerations. With the adoption of FAS 123R, there are potentially significantly different accounting effects to differing forms of equity awards, for example the treatment of service vs. performance-based stock options, or awards of restricted stock. The Compensation Committee will continue to review the varying effects of different forms of equity awards when determining future awards.

2006 Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position (1)	Year	Salary	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Roger L. Koenig Chief Executive Officer, President & Chairman of the Board	2006	$325,000	—	$85,313	$2,000	$412,313
Gary Gatchell Executive Vice-President, Treasurer & Chief Financial Officer	2006	$200,000	$315,754	$32,500	$2,000	$550,254
Nancy G. Pierce Corporate Development Officer	2006	$232,600	—	$22,000	$2,000	$256,600
Allen E. Snyder Executive Vice-President & Chief Operating Officer	2006	$54,096	$137,908	—	—	$192,004

(1)	Mr. Koenig resigned as Chief Executive Officer and President, effective August 1, 2007; Ms. Pierce resigned as Corporate Development Officer, effective August 1, 2007; and Mr. Snyder joined the Company in November 2006 as Executive Vice-President & Chief Operation Officer and was appointed Chief Executive Officer and President, effective August 1, 2007.
(2)	Amounts represent the aggregate expense recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2006 in accordance with FAS 123(R), and thus may include amounts for awards granted in and prior to 2006. For more information on the assumptions used by us in calculating our FAS123(R) expense for stock options, see Note 9: Employee Stock Incentive Plan to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts do not correspond to the actual value that will be recognized by the named executive officers.
(3)	Reflects amounts paid pursuant to the 2006 Officer Bonus Plan for performance in the first and second quarters of fiscal 2006.
(4)	Reflects 401(k) plan matching contributions.

Grants of Plan Based Awards in 2006

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2006 under any plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
Name		Threshold	Target	Maximum
Roger L. Koenig	4/24/06	—	$243,750	$487,500
Gary Gatchell	1/20/06				25,000	$5.00	$77,676
	4/24/06	—	$100,000	$200,000
Nancy G. Pierce	4/24/06	—	$120,750	$241,750
Allen E. Snyder	11/6/06				500,000	$6.23	$1,730,322

(1)	Reflects threshold, target and maximum target bonus amounts for fiscal 2006 performance under the 2006 Officer Bonus Plan, as described in “Compensation Discussion and Analysis — Cash Bonuses.” The actual bonus amounts were determined by the Compensation Committee following the first and second quarters of fiscal 2006 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2006 Summary Compensation Table.”
(2)	Reflects options granted under the 1998 Stock Incentive Plan. All options granted to named executive officers vest over a four-year period, at a rate of 25% upon the first anniversary of the date of grant and then in equal quarterly increments over the succeeding three years and have contractual terms of five years from the grant date. See “Potential Payments upon Termination or Change of Control” for a further description of certain terms relating to these awards.
(3)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). For more information on the assumptions used by us in calculating our FAS123(R) expense for stock options, see Note 9: Employee Stock Incentive Plan to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at 2006 Fiscal Year End

The following table presents information concerning unexercised options for each named executive officer outstanding as of the end of fiscal 2006.

		Option Awards
	Grant Date (1)	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
Name		Exercisable	Unexercisable
Roger L. Koenig
Gary Gatchell	6/10/05	75,000	125,000	$4.62	06/09/10
	1/20/06	—	25,000	$5.00	01/20/11
Nancy G. Pierce
Allen E. Snyder	11/6/06	—	500,000	$6.23	11/06/11

(1)	Reflects options granted under the 1998 Stock Incentive Plan. All options granted to named executive officers vest over a four-year period, at a rate of 25% upon the first anniversary of the date of grant and then in equal quarterly increments over the succeeding three years and have contractual terms of five years from the grant date. See “Potential Payments upon Termination or Change of Control” for a further description of certain terms relating to these awards.

2006 Option Exercises and Stock Vested

None of the options awarded to our named executive officers were exercised during the year ended December 31, 2006, and there were no outstanding stock awards granted or vested during the year ended December 31, 2006.

Potential Payments upon Termination or Change in Control at 2006 Fiscal Year End

The following summary of potential payments upon termination or change in control at 2006 fiscal year end does not reflect the terms of the Snyder Agreement and the Gatchell Agreement, which were each effective July 31, 2007. For more information about the Snyder Agreement and the Gatchell Agreement, see “Severance and Change In Control Benefits—Fiscal 2007” above.

Severance Arrangement with Mr. Snyder

Pursuant to our offer letter with Mr. Snyder, our Executive Vice-President and Chief Operating Officer, Mr. Snyder is entitled to receive cash payments from the Company equal to twelve months base salary, plus twelve months target incentive cash bonus, payable in equal monthly installments over a twelve month period, following a termination by the Company without cause or a voluntary resignation by Mr. Snyder for good reason, each as defined in the offer letter. These benefits are payable only if Mr. Snyder executes a release of legal actions against the Company and a non-compete agreement, including non-solicit provisions, which shall apply for a period ending twelve (12) months from the termination of Mr. Snyder’s employment with the Company, as set forth in the offer letter.

Change-in-Control Agreements

We have entered into change in control agreements with Messrs. Gatchell and Snyder as part of our offer letters with them.

•

Mr. Gatchell will be entitled to receive the acceleration and full vesting of any unvested stock options that have been granted to him in the event a change in control occurs and, within the two months before or the six months after the change in control, Mr. Gatchell is terminated without cause, as defined in the offer letter.

•

Mr. Snyder will be entitled to receive (i) a cash payment of twelve months of Mr. Snyder’s then current compensation, including base salary plus targeted incentive cash bonus, payable in twelve equal monthly installments; and (ii) the acceleration and full vesting of any unvested stock options that have been granted to him in the event a change in control occurs and, within the two months before or the twelve months after the change in control, Mr. Snyder is either terminated without cause or resigns for good reason, each as defined in the offer letter. These benefits are payable only if Mr. Snyder executes a release of legal actions against the Company and a non-compete agreement, including non-solicit provisions, which shall apply for a period ending twelve (12) months from the termination of Mr. Snyder’s employment with the Company, as set forth in the offer letter. Mr. Snyder is also entitled to “gross-up” protection for any excise tax that might apply in the case of a change in control. This benefit will be the amount of the excise tax triggered by the payment, any interest and penalties applicable to the excise tax, and any additional excise tax, penalties and interest payable as a result of the “gross up” payment.

In both Messrs. Gatchell’s and Synder’s offer letters, a “change-in-control” is defined as a change in ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets, or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board recommends such stockholders accept.

Allen E. Snyder

The following table indicates the amount of compensation payable by us to Mr. Snyder pursuant to the terms of his offer letter following a termination by the Company without cause or a voluntary resignation by Mr. Snyder for good reason, each as defined in his offer letter, whether (1) not in connection with a change of control and (2) in connection with a change of control. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2006 (December 29, 2006), and the price per share of the Company’s common stock is the closing price on the NASDAQ Global Market as of that date ($6.56). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Element	Not in Connection with a Change of Control	In Connection with a Change of Control
Cash Payment
Base Salary	$350,000	$350,000
Target Bonus	$350,000	$350,000
280G Tax Gross-Up (1)	—	$216,250
Vesting Acceleration (2)	—	$165,000

Total	$700,000	$1,081,250

(1)	Assumes excise tax of twenty percent (20%).
(2)	Reflects the aggregate market value of unvested option grants, computed by multiplying (i) the difference between $6.56 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 29, 2006.

Gary Gatchell

The following table indicates the amount of compensation payable by us to Mr. Gatchell pursuant to the terms of his offer letter in the event a change in control occurs and, within the two months before or the six months after the change in control, Mr. Gatchell is terminated without cause, as defined in the offer letter following a change of control. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2006 (December 29, 2006), and the price per share of the Company’s common stock is the closing price on the NASDAQ Global Market as of that date ($6.56). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Element	In connection with a Change-in-Control
Vesting Acceleration (1)	$281,500

Total	$281,500

(1)	Reflects the aggregate market value of unvested option grants, computed by multiplying (i) the difference between $6.56 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 29, 2006.

Director Compensation

Compensation for Fiscal 2006

The following table provides information concerning the compensation paid by us to each of our non-employee Directors for fiscal 2006. Mr. Koenig and Ms. Pierce, who are our employees, do not receive additional compensation for their services as a Director.

Name	Fees Earned Or Paid in Cash (1)	Option Awards (2)	Total
John W. Barnett, Jr.	$35,000	$52,137	$87,137
Mark A. Floyd	$35,000	$52,137	$87,137
Thomas C. Lamming	$30,000	$140,969	$170,969
David R. Laube	$50,000	$64,208	$114,208
General (USAF, retired) Lance W. Lord	$22,500	$28,562	$51,062

(1)	Consists of (i) annual retainers paid to each non-employee Director (pro-rated for General Lord, who joined the Board in July 2006) and (ii) supplemental fees paid for service as a committee chairperson or lead independent director.
(2)	Amounts represent the aggregate expense recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2006 in accordance with FAS 123(R), and thus may include amounts for awards granted in and prior to 2006. For more information on the assumptions used by us in calculating our FAS123(R) expense for stock options, see Note 9: Employee Stock Incentive Plan to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts do not correspond to the actual value that will be recognized by the Directors.

The following table shows the aggregate number of common shares and options to acquire common shares held by each non-employee Director as of December 31, 2006:

Director	Number of Shares Directly or Beneficially Owned	Number of Options Outstanding (1)
John W. Barnett, Jr.	24,300	155,500
Mark A. Floyd.	5,200	155,200
Thomas C. Lamming.	—	70,000
David R. Laube.	65,200	150,200
General (USAF, retired) Lance W. Lord.	—	30,000

(1)	Represents the total number of outstanding options awarded to acquire shares of common stock as of December 31, 2006.

The following table shows the number of options to acquire common shares awarded to each non-employee Director, and the aggregate grant date fair value, during the fiscal year ended December 31, 2006:

Director (1)	Grant Date	Number of Shares Underlying Option Awards	Grant Date Fair Value (2)
John W. Barnett, Jr.	06/07/06	10,000	$40,324
Mark A. Floyd.	06/07/06	10,000	$40,324
Thomas C. Lamming.	06/07/06	10,000	$40,324
David R. Laube.	06/07/06	10,000	$40,324
General (USAF, retired) Lance W. Lord.	07/14/06	15,000	$62,475
	07/15/06	15,000	$60,118

(1)	Except for options awarded to General Lord, options awarded are fully vested one year from the date of grant. Options granted on July 14, 2006 to General Lord vest 25% per year beginning one year from the date of grant; for options awarded on July 15, 2006, 25% begin to vest one year from the date of grant, and the remainder vest in equal increments quarterly thereafter through July 15, 2010.
(2)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). For more information on the assumptions used by us in calculating our FAS123(R) expense for stock options, see Note 9: Employee Stock Incentive Plan to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006. These amounts do not correspond to the actual value that will be recognized by the Directors.

Standard Director Compensation Arrangements

The principal features of the compensation received by our non-employee directors for 2006 are described below.

Annual Retainers. All non-employee directors received an annual board cash retainer fee of $30,000. In addition, certain non-employee directors received the following supplemental annual retainers in 2006:

Lead Independent Director	$10,000
Audit Committee Chair	$10,000
Compensation Committee Chair	$5,000
Governance and Nominating Committee Chair	$5,000

Such cash payments are paid in quarterly installments.

Equity Awards. Each non-employee director also received an annual grant of options to acquire 10,000 shares of the Company’s common stock, except for General Lord. These grants were made under the Automatic Option Grant Program, which is a component applicable to non-employee directors of the Company’s 1998 Stock Incentive Plan. Unless otherwise provided by the Board, the options vest in full one year from the date of grant, or upon the earlier occurrence of the director’s termination as a director after a change in control of Carrier Access or the director’s death. Upon a director’s termination of service on the Board for any other reason, unvested options, if any, are forfeited. Shares acquired through exercises of unvested options, if any, are subject to repurchase by the Company at the exercise price until the vesting schedule is met. General (USAF, retired) Lord did not receive an annual grant because he was not serving on the Board at the time of the 2006 Annual Meeting. In connection with his appointment to the Board in July 2006, General Lord was granted two options to acquire an aggregate of 30,000 shares of the Company’s common stock at the discretion of the Board pursuant to Company’s 1998 Stock Incentive Plan. Options granted on July 14, 2006 to General Lord vest 25% per year beginning one year from the date of grant. Twenty-five percent of the options granted on July 15, 2006 to General Lord vest one year from the date of grant, and the remainder vest in equal increments quarterly thereafter through July 15, 2010.

Other Arrangements. We reimburse our non-employee directors for actual expenses incurred in the performance of their service as directors, including travel and related expenses incurred to attend Board and Committee meetings.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,140,031	$6.32	2,556,428
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	3,140,031	$6.32	2,556,428

(1)	The number of shares available under the Company’s 1998 Stock Incentive Plan automatically increases on the first trading day of each calendar year by an amount equal to the lesser of 2.5% of the shares of outstanding common stock on the last trading day of the immediately preceding calendar year or 562,500 shares. The numbers disclosed above are as of December 31, 2006 and do not include the annual increase of 562,500 shares for 2007 that occurred on January 2, 2007.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Common Stock of the Company as of August 23, 2007 for the following: (1) each person or entity who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s voting securities; (2) each of the persons named in the Summary Compensation Table; (3) each of the Company’s current directors; and (4) all directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Class
Roger L. Koenig (3)		%
Nancy Pierce (3)		%
KELD, LLC (4)		%
Goldman Sachs Asset Management, L.P. (5)		%
Dalton, Greiner, Hartman, Maher & Co. LLC (6)		%
Dimensional Fund Advisors LP (7)		%
Disciplined Growth Investors, Inc. (8)
Gary Gatchell (9)
John W. Barnett, Jr. (10)
David R. Laube (11)
Mark A. Floyd (12)
Thomas C. Lamming (13)
General (USAF, retired) Lance W. Lord (14)
Allen E. Snyder (14)
All directors and executive officers as a group (10 persons) (15)		%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each person listed on the table is c/o Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of August 23, 2007 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of such person or entity holding such securities but are not outstanding for the purpose of computing the percentage of any other person or entity. Except as indicated by footnotes to the table, and subject to the applicable community property laws, based on information provided by the persons shown in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of shares beneficially owned is based on shares outstanding as of August 23, 2007.
(3)	Represents shares held by Mr. Koenig, shares held by Ms. Pierce, held jointly by Mr. Koenig and Ms. Pierce and shares held by KELD, LLC. Mr. Koenig and Ms. Pierce are managing members of KELD, LLC and have shared voting and investment power over the shares held by KELD, LLC.
(4)	Mr. Koenig and Ms. Pierce are managing members of KELD, LLC and have shared voting and investment power over the shares held by KELD, LLC.
(5)	Goldman Sachs Asset Management, L.P. (“Goldman Sachs”) may be deemed to beneficially own shares and has sole voting power with respect to of those shares. The address of Goldman Sachs is 32 Old Slip, New York, NY 10005. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 7, 2007.
(6)	Dalton, Grenier, Hartman Maher & Co. LLC (“Dalton”) may be deemed to beneficially own shares and has sole voting power with respect to of those shares. The address of Dalton is 565 Fifth Avenue, Suite 2101, New York, NY 10017. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 6, 2007.
(7)	The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2007.
(8)	The address of Disciplined Growth Investors, Inc. is 100 South Fifth Street, Suite 2100, Minneapolis, MN 55402. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on August 9, 2007.
(9)	Consists of shares of common stock subject to options exercisable within 60 days of August 23, 2007.
(10)	Represents shares held by Mr. Barnett, shares beneficially held in a managed account, shares of common stock subject to options exercisable within 60 days of August 23, 2007, of which would be subject to the Company’s right of repurchase if exercised.
(11)	Represents shares held by Mr. Laube, shares of common stock subject to options exercisable within 60 days of August 23, 2007, of which would be subject to the Company’s right of repurchase if exercised.
(12)	Represents shares held by Mr. Floyd, shares of common stock subject to options exercisable within 60 days of August 23, 2007, of which would be subject to the Company’s right of repurchase if exercised.
(13)	Consists of shares of common stock subject to options exercisable within 60 days of August 23, 2007, of which would be subject to the Company’s right of repurchase if exercised.
(14)	Neither General Lord nor Mr. Snyder has any direct ownership of the Company’s common stock or shares of common stock exercisable within 60 days of August 23, 2007.
(15)	Includes shares of common stock subject to options exercisable within 60 days of August 23, 2007, of which would be subject to the Company’s right of repurchase if exercised.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee is currently composed of Messrs. John W. Barnett, Mark A. Floyd, David R. Laube and Thomas C. Lamming. No interlocking relationship exists between any member of the Company’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or director of the Company or its subsidiaries.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Mark A. Floyd, Chairman

John W. Barnett, Jr.

David R. Laube

Thomas C. Lamming

OTHER MATTERS

The Board does not know of any other matters to be presented at the Special Meeting. If any additional matters are properly presented at the Special Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on any such matters.

It is important that your shares be represented at the Special Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by executing and returning, at your earliest convenience, the accompanying proxy card in the envelope that has been provided.

THE BOARD OF DIRECTORS

Boulder, Colorado

August 29, 2007

ANNEX A

Special Meeting Proxy Card

A.	Proposal – The Board of Directors recommends a vote FOR the following proposal.

1.	To amend the Company’s 1998 Stock Incentive Plan to allow the administrator of the 1998 Stock Incentive Plan to implement an exchange program thereunder and to clarify and expand the administrator’s power and authorities thereunder.

For	Against	Abstain
☐	☐	☐

B.	Non-Voting Items

Change of Address – Please print new address below

C.	Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate office, please provide your FULL title.

Signature 1 – Please keep signature within box	Signature 2 – Please keep signature within box	Date (mm/dd/yyyy)

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Carrier Access Corporation, a Delaware corporation (“Carrier Access”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement, each dated August 29, 2007, and appoints Allen Snyder and Kevin Kuznicki proxies and attorneys-in-fact (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Carrier Access that the undersigned is entitled to vote at the Special Meeting of Stockholders of Carrier Access to be held on September 27, 2007 at the Carrier Access headquarters, 5395 Pearl Parkway, Boulder, Colorado 80301 at 8:30 A.M. Mountain Time, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARRIER ACCESS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 27, 2007. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL STATED ON THE REVERSE SIDE.

(Continued and to be signed on reverse side.)